United States securities and exchange commission logo





                     May 7, 2020

       Adam DeWitt
       President and Chief Financial Officer
       GrubHub Inc.
       111 W. Washington Street, Suite 2100
       Chicago, Illinois 60602

                                                        Re: GrubHub Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 28,
2020
                                                            File No. 001-36389

       Dear Mr. DeWitt:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services